Securities & Exchange Commission,
Washington, D.C.

AUTHOR’S CONSENT

I, EGIL LIVGARD, of 1990 King Albert Street, Coquitlam, British Columbia, Canada, do hereby consent to the use in this registration statement of Theron Resource Group on Form SB-2 of my Technical Report of the George Claim Group dated January 29, 2007, appearing in the prospectus, which is part of this Registration Statement. I hereby concur with the summary of the report contained in the registration statement. I also consent to the reference to me under the heading “Experts” in such registration statement and agree to the filing of this consent as an exhibit to the registration statement.

Egil Livgard
1990 King Albert Avenue
Coquitlam, B.C. Canada
May 01, 2007